Exhibit 99.2

SRS LABS, INC.
2005 CHANGE IN CONTROL PROTECTION PLAN

Participation Agreement for Michael Franzi

WHEREAS, SRS Labs, Inc. (the “Company”) sponsors and maintains the SRS Labs, Inc. 2005 Change in Control Protection Plan (the “Plan”), and has executed this agreement (the “Participation Agreement”) in order to offer Michael Franzi (the “Employee”) the opportunity to participate in the Plan;

WHEREAS, the Employee has received a copy of the Plan (which also serves as its summary plan description); and

WHEREAS, the parties acknowledge that capitalized terms not defined in this Participation Agreement shall have the meaning assigned to them in the Plan; and

WHEREAS, the Employee understands that participation in the Plan requires that the Employee agree irrevocably to the terms of the Plan and the terms set forth below; and

WHEREAS, the Employee has had the opportunity to carefully evaluate this opportunity, and desires to become a “Participant” in the Plan under the conditions set forth herein.

NOW, THEREFORE, the parties hereby AGREE as follows:

1.                                       If the Employee incurs a Covered Termination while the Plan is in effect, the Employee shall as soon as administratively practicable thereafter (but subject to Section 5 of the Plan) receive a lump sum payment in cash (the “Change in Control Benefit”) equal to 1.0 times the Employee’s “base amount” as determined by the Administrator in accordance with Section 280G of the Internal Revenue Code of 1986, as amended, subject to any reduction required in accordance with Section 6 of the Plan.  The term “base amount” refers generally to an Employee’s average W-2 taxable income during the five years preceding the year in which a Change in Control occurs.  In addition, the Company shall pay all premiums payable for the Employee’s COBRA coverage for a period of eighteen (18) months following the Employee’s Covered Termination.  All of the Employee’s benefits provided under this Section shall be subject to any reduction required in accordance with Section 6 of the Plan

2.                                       In consideration of becoming eligible to receive the benefits provided under the terms and conditions of the Plan, the Employee hereby waives any and all rights, benefits, and privileges to which the Employee is or would otherwise be entitled to receive under

(a)                                  any employment agreement or severance agreement that the Employee has entered into with the Company or any of its affiliates; and

(b)                                 any plan, program, or arrangement under which the Company or any of its affiliates provides severance benefits (excluding any retirement plan, stock option or other stock-based plan or agreement, or other plan that is not a “welfare plan” within the meaning of ERISA).

3.                                       The Employee understands that the waiver set forth in Section 2 above is irrevocable for so long as this Participation Agreement is in effect, and that this Participation Agreement and the Plan set forth the entire agreement between the parties with respect to any subject matter covered herein.

4.                                       This Participation Agreement shall terminate, and the Employee’s status as a “Participant” in the Plan shall end, on the first to occur of (i) if before a Change in Control occurs, the Employee’s termination of employment with the Company and its affiliates, (ii) if after a Change in Control occurs, the Employee’s termination of employment for a reason other than a “Covered Termination” as defined in Section 3(b)(i) of the Plan, (iii) the date two years after a Change in Control, and (iv) if before a Change in Control occurs, the date twelve (12) months after the Company provides the Employee with written notice that this Participation Agreement is being terminated by the Company in its discretion as employer and Sponsor.

5.                                       The Employee recognizes and agrees that execution of this Participation Agreement results in enrollment and participation in the Plan, agrees to be bound by the terms and conditions of the Plan and this Participation Agreement, and understands that this Participation Agreement may not be amended or modified except pursuant to Section 10 of the Plan.  The Employee further agrees that to the extent there is any conflict or ambiguity between the Plan and the Participation Agreement, the Plan prevails.

ACCEPTED AND AGREED TO this 12th day of January, 2006.

The “Employee”:	The “Company”:

/S/ MICHAEL FRANZI	By	/S/ THOMAS C.K. YUEN
Michael Franzi		Thomas C.K. Yuen, Chief Executive Officer